Exhibit (h)(17)

AMENDED & RESTATED

APPENDIX A

TO THE ACCOUNTING SERVICES AGREEMENT

This Amended and Restated Appendix A, as amended August 12, 2020 (“Appendix A”), to the Accounting Services Agreement dated April 30, 2009, (the “Agreement”), is effective as of August 12, 2020, and supersedes any prior Appendix A to the Agreement.

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